PREFERABILITY LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

February 4, 2021

New Jersey Resources Corporation
1415 Wyckoff Road
Wall, NJ 07719

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended December 31, 2020, of the facts relating to a change in accounting principle for investment tax credits from the flow-through method to the deferral method, the effects of which are presented in Footnote 2 to the financial statements. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of New Jersey Resources Corporation (the “Company”), that the accounting change described in your Form 10-Q is an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of the Company and its subsidiaries as of any date or for any period subsequent to September 30, 2020. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company and its subsidiaries as of any date or for any period subsequent to September 30, 2020.

Yours truly,

/s/ Deloitte & Touche LLP